UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 19, 2004

DELTA AIR LINES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-5424	58-0218548
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 20706, Atlanta, Georgia   30320-6001
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (404) 715-2600

Not Applicable
Former name or former address, if changed since last report)

Item 9.  Regulation FD Disclosure and
Item 12.  Results of Operations and Financial Condition

Financial Results for the Quarter Ended June 30, 2004

Delta Air Lines, Inc. (Delta) today issued a press release reporting financial results for the quarter ended June 30, 2004.  The press release is furnished as Attachment A.  Delta also will be providing supplemental data for the June 2004 quarter to certain analysts.  The supplemental data is furnished as Attachment B.  The information furnished in this Form 8-K shall not be deemed incorporated by reference into any other filing with the Securities and Exchange Commission.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA AIR LINES, INC.

BY:	/s/ Edward H. Bastian Edward H. Bastian Senior Vice President - Finance and Controller

Date:    July 19, 2004

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ATTACHMENT A

FOR IMMEDIATE DISTRIBUTION

CONTACT: Corporate Communications	Investor Relations
404-715-2554	404-715-6679

Delta Air Lines Reports June 2004 Quarter Results

ATLANTA, July 19, 2004 – Delta Air Lines (NYSE: DAL) today reported results for the quarter ended June 30, 2004, and other significant news. The key points are, Delta:

  Reports a second quarter net loss of $1.96 billion, or $15.79 loss per common share; this includes two previously announced non-cash charges totaling $1.65 billion.

  Excluding the non-cash charges described below, reports a second quarter net loss of $312 million, or $2.55 loss per common share.

  Ends quarter with $2.0 billion in unrestricted cash.

  Subsequent to June 30, arranges third-party financing resulting in $150 million of incremental liquidity.

Delta Air Lines reported a net loss of $1.96 billion and a loss per share of $15.79 for the June 2004 quarter. As previously announced, this loss includes two non-cash charges for the quarter. The charges are related to the company’s (1) deferred income tax assets and (2) defined benefit pension plan for pilots. For the June 2003 quarter, Delta reported net income of $184 million and diluted earnings per share of $1.40.

Excluding the non-cash charges described below, the June 2004 quarter net loss and loss per share were $312 million and $2.55, respectively.1 In the June 2003 quarter, Delta reported a net loss of $237 million and a loss per share of $1.95, excluding the unusual items described below.

The First Call mean estimate for the June 2004 quarter was a loss per share of $2.46 with estimates ranging between a loss per share of $1.90 and $3.00.

“Last month marked Delta’s 75th anniversary. Over the years, Delta and the industry have seen tremendous transformation,” said Gerald Grinstein, Delta’s chief executive officer. “As expected, today’s results further confirm the urgent need for Delta to transform itself, once again. The challenges we face are significant and all of our stakeholders must participate in the solution if we are to be successful. Delta remains focused and committed to delivering the changes necessary to achieve long-term viability.”

Financial Performance

Effective with the June 2004 quarter, revenues and expenses under our agreements with our third party contract carriers Atlantic Coast Airlines, Chautauqua Airlines, Inc., and SkyWest Airlines, Inc., are reported in regional affiliates passenger revenues and contract carrier arrangements in operating expenses, respectively.2 The March 2004 quarter, as well as the March and June 2003 quarters, have been reclassified to be consistent with the current period presentation. Previously, the revenues and expenses were reported as a net amount and included in other revenue. In addition, the relevant contract carrier operating statistics have been included in Delta’s consolidated statistics in order to make those statistics more meaningful.

Second quarter operating revenues increased 13.3 percent, while passenger unit revenues decreased 2.3 percent, compared to the June 2003 quarter. Continued weak domestic yields, down 2.7 percent as compared to the prior-year quarter, drove the decline in passenger unit revenues. The load factor for the June 2004 quarter was 76.6 percent, a 1.6 point increase as compared to the June 2003 quarter. System capacity was up 16.1 percent and mainline capacity was up 16.0 percent from the prior year. These increases were primarily driven by the restoration of capacity that was reduced in 2003 as a result of the war in Iraq. Detailed traffic, capacity, load factor, yield and passenger unit revenue information is provided in Table 1 below.

Operating expenses for the June 2004 quarter increased 27.3 percent from the June 2003 quarter and unit costs increased 9.7 percent. Year-over-year comparisons are impacted by the non-cash settlement charge related to the defined benefit pension plan for pilots recorded in the June 2004 quarter and by government reimbursements under the Appropriations Act that were recorded as an offset to operating expenses in the June 2003 quarter.

Excluding the settlement charge and the prior year government reimbursements, operating expenses for the June 2004 quarter increased 10.5 percent from the corresponding period in the prior year. Fuel expense increased 53.8 percent, or $234 million, with almost 70 percent of the increase resulting from higher fuel prices. Excluding the settlement charge and the prior year government reimbursements, consolidated system unit costs decreased 4.9 percent and mainline unit costs decreased 6.6 percent. Excluding these items, fuel price neutralized unit costs3,4 for the consolidated system decreased 9.1 percent and mainline fuel price neutralized unit costs decreased 11.0 percent.

Delta’s Profit Improvement Initiatives continued to show considerable progress in the quarter. Excluding the settlement charge, prior year government reimbursements and fuel expenses, Delta’s mainline operating expenses were up only 2.2 percent despite a 16.0 percent increase in capacity.5

“Delta must create a cost structure that corresponds to the revenue base our network can deliver,” said Michael J. Palumbo, Delta’s executive vice president and chief financial officer. “The progress under the Profit Improvement Initiatives is a result of operational changes and the hard work of Delta employees, who have risen to the challenge to do what is necessary to achieve these cost savings. It is abundantly clear, however, that these cost savings must be combined with a competitive employment cost structure, reduced debt, and additional cost reductions in order to position Delta for long-term success.”

As disclosed in the March 2004 quarter, Delta settled all of its fuel hedge contracts in February 2004, prior to their scheduled settlement dates, resulting in a deferred gain of $82 million. In the June 2004 quarter, Delta recognized a reduction in fuel expenses of $31 million, which represents a portion of this deferred gain. Delta’s average total fuel price for the quarter was $1.05 per gallon.

Guidance on capacity, unit costs and other items is provided below.

Liquidity and Financing Transactions

At June 30, 2004, Delta had $2.3 billion in cash, of which $2.0 billion was unrestricted. Delta had positive cash flow from operations of $57 million in the June 2004 quarter. Capital expenditures for the quarter were approximately $200 million, including $80 million for aircraft and $120 million for non-aircraft expenditures.

Subsequent to the June 2004 quarter, Delta amended an existing third-party financing agreement utilizing the same collateral pool. This transaction resulted in an incremental $150 million of liquidity and a refinancing of approximately $230 million of secured debt originally due in 2006.

June Quarter Developments

Delta is in the process of finalizing the strategic reassessment of its business. The objective of this project is to develop and implement a comprehensive and competitive business strategy that addresses the airline industry environment and positions Delta to achieve long-term sustained success. Management is planning to make recommendations on the review to the Board of Directors later this summer.

While the strategic reassessment is underway, Delta is continuing to make the necessary changes to improve its competitive and financial position.

During the quarter, Delta formed a new leadership team of seasoned airline industry and company experts. Five of the seven members are Delta veterans with approximately five to 30 years of service. All are well-grounded in the airline industry and have worked in various frontline and management positions. The entire leadership team shares a commitment to Delta’s goal of regaining sustained profitability while remaining focused on outstanding customer service.

Furthermore, as part of its Profit Improvement Initiatives, Delta continues to invest in technology that increases productivity and enhances customer service. Last month, Delta’s In-Flight Service department launched improved technology that allows flight attendants to bid their schedules electronically from wherever they are located and allows the company to better utilize a flight attendant’s time. As a result of this and related changes, the company expects annual savings of $40 million.

Additionally, last month Delta further enhanced its industry-leading airport technology. Customers are now able, during irregular operations, to use one of Delta’s more than 800 gate readers to retrieve itinerary receipts (which act as new boarding passes), plus vouchers for hotels and meals, if needed. The result is shorter and fewer lines at airport counters, and the control of the travel experience remains in the hands of the customer.

“Delta and its employees remain committed to our customers,” said Grinstein. “Despite our current financial challenges, we have continued to make investments that will position Delta for growth, with a particular emphasis on those investments that provide our customers with additional convenience and an enhanced travel experience.

” Delta’s marketing agreement with Continental Airlines and Northwest Airlines recently passed its one year anniversary since implementation. The alliance has been a great success, enabling our customers to enjoy increased flexibility in their travel plans. Furthermore, the revenue generated from the codeshare is tracking one year ahead of projections. Delta looks forward to welcoming Continental, Northwest and KLM into the SkyTeam alliance this fall.

 Explanation of Non-cash Charges and Unusual Items

June 2004 Quarter Non-cash Charges

In the June 2004 quarter, Delta recorded two non-cash charges totaling $1.65 billion. These charges are described below:

(1) A $1.53 billion charge related to its deferred income tax assets - Delta accounts for its deferred income tax assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 1096. This standard requires a company to assess periodically whether it is more likely than not that the company will generate sufficient taxable income to realize its deferred income tax assets. Delta’s actual and projected financial performance for 2004 has been and is expected to be significantly impacted by higher than expected fuel costs and lower than anticipated domestic yields. As a result, it is unclear as to the timing of when Delta will generate sufficient taxable income to realize its deferred income tax assets. Consequently, Delta recorded a reserve against substantially all of its net deferred income tax assets.

For the reasons discussed above, Delta will no longer record income tax benefits. This change was effective in the June 2004 quarter and will continue for the foreseeable future.

(2) A $117 million settlement charge related to the company’s defined benefit pension plan for pilots (Pilot Plan) - This charge relates to the lump sum distributions under the Pilot Plan for 356 pilots who retired. As a result of the lump sum distributions, Delta must accelerate the recognition of actuarial losses in accordance with SFAS 887. Delta expects to record a similar charge in the second half of 2004.

June 2003 Quarter Unusual Items

In the June 2003 quarter, Delta recorded an offset to operating expenses related to government reimbursements of security costs received under the Emergency Wartime Supplemental Appropriations Act (Appropriations Act), a gain on the sale of its equity investment in Worldspan, and a charge related to derivative and hedging activities accounted for under SFAS 133. These items totaled a net gain of $421 million, net of tax.

Consolidated Statements of Operations

The attached Consolidated Statements of Operations for the three and six month periods ended June 30, 2004 and 2003 show Delta’s net income (loss) as reported under Generally Accepted Accounting Principles in the United States (GAAP), as well as net loss excluding the items described above. Delta believes this information is helpful to investors to evaluate recurring operational performance because (1) the deferred income tax reserve and the pilot settlement charges are not representative of current period operations; (2) the reimbursements received under the Appropriations Act and the gain from the sale of Delta’s equity investment in Worldspan are one-time events; and (3) the SFAS 133 charge in 2003 reflects volatility in earnings driven by changes in the market which are beyond the company’s control (Delta no longer excludes SFAS 133 charges due to the reduction in our fuel hedge portfolio and other investments). For further information, please see Note 1 to the attached Consolidated Statements of Operations.

Other Matters

Attached to this earnings release are Delta’s Consolidated Statements of Operations for the three and six months ended June 30, 2004, and 2003; a statistical summary for those periods; selected balance sheet data as of June 30, 2004, and Dec. 31, 2003; and a reconciliation of certain GAAP to non-GAAP financial measures.

Delta will host a Webcast to discuss its quarterly earnings today, July 19, at 2:00 p.m. Eastern Time. The Webcast is available via the Internet at www.delta.com/inside/investors/index.jsp.

Delta Air Lines is proud to celebrate its 75th anniversary in 2004. Delta is the world’s second largest airline in terms of passengers carried and the leading U.S. carrier across the Atlantic, offering daily flights to 497 destinations in 84 countries on Delta, Song, Delta Shuttle, the Delta Connection carriers and its worldwide partners. Delta's marketing alliances allow customers to earn and redeem frequent flier miles on more than 14,000 flights offered by SkyTeam, Northwest Airlines, Continental Airlines and other partners. Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services. For more information, please visit delta.com.

June 2004 Quarter Traffic, Capacity, Load Factor, Yield and Unit Revenue vs. June 2003 Quarter

Table 1	Year-Over-Year Change
	North America		Atlantic		Latin America		Pacific
Traffic	14.4%		41.1%		13.7%		34.8%
Capacity	12.7%		40.1%		6.2%		9.4%
Load Factor	1.1	pts.	0.6	pts.	4.6	pts.	16.3	pts.
Yield	(2.7%)		0.7%		(1.7%)		15.2%
Passenger Unit Revenue	(1.3%)		1.4%		5.2%		42.0%

2004 Guidance

Delta estimates that its remaining funding obligation for its defined benefit pension plans in 2004 will be approximately $50 million8.

Capital expenditures for the September 2004 quarter are estimated to be approximately $370 million. Included in this amount is approximately $210 million for aircraft, of which a substantial portion will be financed under existing agreements, and $160 million for non-aircraft expenditures.

Fuel expense is expected to be approximately $680 million higher for 2004 than 2003. Approximately $510 million of this increase is due to increased fuel prices.

The following table includes certain projected information for the periods presented.

Table 2	Year-Over-Year Change
	Q3 2004	Q4 2004	Full Year 2004
Capacity	Up 9 to 11%	Up 6 to 8%	Up 8 to 10%
Unit costs, excluding unusual items [9]	Flat to down 1%	-------------	Down 1 to 2%
Fuel price neutralized unit costs, excluding unusual items [9,10] (vs. prior year unit costs, excluding unusual items)	Down 4% to 5%	-------------	Down 5 to 6%

Endnotes

1Note 1 to the attached Consolidated Statements of Operations shows a reconciliation of Delta’s net income (loss) reported under accounting principles generally accepted in the United States (GAAP) to the net loss excluding non-cash charges or unusual items, as well as reconciliations of other financial measures including and excluding non-cash charges or unusual items.

2Delta believes changing the presentation of revenues and expenses related to our contract carrier agreements provides better clarity about our regional operations. This change does not impact our reported net income (loss).

3“Fuel price neutralized unit costs” means the amount of operating cost incurred per available seat mile during a reporting period, adjusting the average fuel price per gallon for that period to equal the average fuel price per gallon for the corresponding period in the prior year.

4Delta believes discussion of fuel price neutralized unit costs assists investors in understanding the impact of changes in fuel costs on our operations.

5Delta believes that the exclusion of fuel expense, which has increased significantly due to historic high fuel prices, allows investors to better understand the changes in its other operating expenses.

6SFAS 109, “Accounting for Income Taxes”

 7SFAS 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits”

 8Estimates of Delta’s future funding obligations under its defined benefit pension plans are based on various assumptions, including the actual market performance of the plan assets, future long-term investment grade corporate bond rates and regulatory requirements.

9Delta is unable to reconcile this financial measure to unit costs under GAAP for the future periods presented because Delta cannot project specific unusual items that may occur in the future periods presented.

10Average aircraft fuel price per gallon was $0.79 for the three months ended September 30, 2003, and $0.82 for the year ended December 31, 2003.

Statements in this news release that are not historical facts, including statements regarding Delta’s estimates, beliefs, expectations, intentions, strategies or projections, may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, beliefs, expectations, intentions, strategies and projections reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the effects of terrorist attacks, restructurings by competitors, competitive conditions in the airline industry, the cost of aircraft fuel, the outcome of negotiations on collective bargaining agreements and other labor issues and our ability to reduce operating expenses. Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in Delta’s Securities and Exchange Commission filings, including its Form 10-Q for the quarter ended March 31, 2004, filed with the Commission on May 10, 2004. Caution should be taken not to place undue reliance on Delta’s forward-looking statements, which represent Delta’s views only as of July 19, 2004, and which Delta has no current intention to update.

DELTA AIR LINES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in millions, except share and per share data)

	Three Months Ended June 30,
			Percent
	2004	2003	Change
Operating Revenues:
Passenger:
Mainline	$2,895	$2,560	13.1%
Regional affiliates [a]	760	662	14.8%
Cargo	125	114	9.6%
Other, net	181	160	13.1%
Total operating revenues	3,961	3,496	13.3%
Operating Expenses:
Salaries and related costs	1,584	1,592	(0.5%)
Aircraft fuel	669	435	53.8%
Depreciation and
amortization	311	306	1.6%
Contracted services	249	219	13.7%
Contract carrier arrangements	237	190	24.7%
Landing fees and other rents	220	212	3.8%
Aircraft maintenance materials
and outside repairs	164	159	3.1%
Aircraft rent	182	179	1.7%
Other selling expenses	145	124	16.9%
Passenger commissions	58	50	16.0%
Passenger service	85	76	11.8%
Pension settlements	117	-	100.0%
Appropriations Act reimbursements	-	(398)	100.0%
Other	181	156	16.0%
Total operating expenses	4,202	3,300	27.3%
Operating Income (Loss)	(241)	196	(223.0%)
Other Income (Expense):
Interest expense	(197)	(191)	(3.1%)
Interest income	8	7	14.3%
Gain from sale of investments	-	283	(100.0%)
Loss on extinguishment of debt	-	(1)	100.0%
Fair value adjustments of
SFAS 133 derivatives	5	(9)	155.6%
Miscellaneous income (expense), net	(4)	16	(125.0%)
Total other income (expense)	(188)	105	(279.0%)
Income (Loss) Before Income Taxes	(429)	301	(242.5%)
Income Tax Provision	(1,534)	(117)	(1211.1%)

Net Income (Loss)	(1,963)	184	(1166.8%)
Preferred Stock Dividends	(5)	(4)	(25.0%)
Net Income (Loss) Available
To Common Shareowners	$(1,968)	$180	(1193.3%)
Basic (Loss) Earnings Per Share	$(15.79)	$1.46	(1181.5%)
Diluted (Loss) Earnings Per Share	$(15.79)	$1.40	(1227.9%)

Operating Margin	(6.1%)	5.6%	(11.7	) pts.

Net Loss Excluding (Note 1)	$(312)	$(237)	(31.6%)
Basic and Diluted Loss Per Share
Excluding (Note 1)	$(2.55)	$(1.95)	(30.8%)

(a) Includes revenue from our wholly owned subsidiaries Atlantic Southeast Airlines, Inc. and Comair, Inc., and from our contract carriers, Atlantic Coast Airlines, Chautauqua Airlines, Inc., and SkyWest Airlines, Inc., for all periods presented.

DELTA AIR LINES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in millions, except share and per share data)

	Six Months Ended June 30,
			Percent
	2004	2003	Change
Operating Revenues:
Passenger:
Mainline	$5,455	$5,075	7.5%
Regional affiliates [a]	1,440	1,217	18.3%
Cargo	247	228	8.3%
Other, net	348	300	16.0%
Total operating revenues	7,490	6,820	9.8%
Operating Expenses:
Salaries and related costs	3,193	3,226	(1.0%)
Aircraft fuel	1,243	946	31.4%
Depreciation and
amortization	618	609	1.5%
Contracted services	490	451	8.6%
Contract carrier arrangements	474	359	32.0%
Landing fees and other rents	437	430	1.6%
Aircraft maintenance materials
and outside repairs	321	303	5.9%
Aircraft rent	363	362	0.3%
Other selling expenses	271	239	13.4%
Passenger commissions	105	105	-
Passenger service	163	156	4.5%
Pension settlements, restructuring
and related items, net	117	43	172.1%
Appropriations Act reimbursements	-	(398)	100.0%
Other	324	328	(1.2%)
Total operating expenses	8,119	7,159	13.4%
Operating Loss	(629)	(339)	(85.5%)
Other Income (Expense):
Interest expense	(391)	(367)	(6.5%)
Interest income	21	17	23.5%
Gain from sale of investments	-	283	(100.0%)
Gain (Loss) on extinguishment of debt	1	(15)	106.7%
Fair value adjustments of
SFAS 133 derivatives	(18)	(15)	(20.0%)
Miscellaneous income (expense), net	(11)	13	(184.6%)
Total other income (expense)	(398)	(84)	(373.8%)
Loss Before Income Taxes	(1,027)	(423)	(142.8%)
Income Tax (Provision) Benefit	(1,319)	141	(1035.5%)

Net Loss	(2,346)	(282)	(731.9%)
Preferred Stock Dividends	(9)	(8)	(12.5%)
Net Loss Available
To Common Shareowners	$(2,355)	$(290)	(712.1%)
Basic and Diluted Loss Per Share	$(18.95)	$(2.35)	(706.4%)

Operating Margin	(8.4%)	(5.0%)	(3.4	) pts.

Net Loss Excluding (Note 1)	$(695)	$(663)	(4.8%)
Basic and Diluted Loss Per Share
Excluding (Note 1)	$(5.67)	$(5.44)	(4.2%)

(a) Includes revenue from our wholly owned subsidiaries Atlantic Southeast Airlines, Inc. and Comair, Inc., and from our contract carriers Atlantic Coast Airlines, Chautauqua Airlines, Inc., and SkyWest Airlines, Inc., for all periods presented.

DELTA AIRLINES, INC.
STATISTICAL SUMMARY
(unaudited)

	Three Months Ended
	June 30,
			Percent
	2004	2003	Change
Consolidated:
Revenue Psgr Miles (millions) [a]	29,584	24,961	18.5%
Available Seat Miles (millions) [a]	38,620	33,267	16.1%
Passenger Mile Yield (cents) [a]	12.36	12.91	(4.3%)
Operating Revenue Per
Available Seat Mile (cents) [a]	10.26	10.51	(2.4%)
Passenger Revenue Per
Available Seat Mile (cents) [a]	9.47	9.69	(2.3%)
Operating Cost per
Available Seat Mile (cents) [a]	10.88	9.92	9.7%
Operating Cost per Available
Seat Mile - Excluding (cents) [a]
(Note 1)	10.58	11.12	(4.9%)
Fuel Price Neutralized
Operating Cost per Available
Seat Mile - Excluding (cents) [a]
(Note 1)	10.11	11.12	(9.1%)
Passenger Load Factor (percent) [a]	76.60	75.03	1.5	7 pts.
Breakeven Passenger Load
Factor (percent) [a]	81.66	70.48	11.1	8 pts.
Breakeven Passenger Load Factor [a]
- Excluding (percent) (Note 1)	79.21	79.76	(0.5	5) pts.
Passengers Enplaned (thousands)	28,616	25,969	10.2%
Fuel Gallons Consumed (millions)	639	571	11.9%
Average Price Per Fuel Gallon,
net of hedging gains (cents)	104.53	76.29	37.0%
Number of Aircraft in Fleet,
End of Period	842	816	3.2%
Full-Time Equivalent Employees,
End of Period	70,300	69,800	0.7%

Mainline:
Revenue Psgr Miles (millions)	25,714	21,771	18.1%
Available Seat Miles (millions)	33,198	28,628	16.0%
Operating Cost per
Available Seat Mile (cents)	10.32	9.56	7.9%
Operating Cost per Available
Seat Mile - Excluding (cents) (Note 1)	9.97	10.68	(6.6%)
Fuel Price Neutralized
Operating Cost per Available
Seat Mile - Excluding (cents)
(Note 1)	9.51	10.68	(11.0%)
Number of Aircraft in Fleet,
End of Period	550	551	(0.2%)

(a) The 2004 and 2003 statistics above include our contract carrier arrangements with Atlantic Coast Airlines, Chautauqua Airlines, Inc., and SkyWest Airlines, Inc., for all periods presented.

DELTA AIRLINES, INC.
STATISTICAL SUMMARY
(unaudited)

	Six Months Ended
	June30,
			Percent
	2004	2003	Change
Consolidated:
Revenue Psgr Miles (millions) [a]	54,783	48,565	12.8%
Available Seat Miles (millions) [a]	74,369	67,519	10.1%
Passenger Mile Yield (cents) [a]	12.59	12.96	(2.9%)
Operating Revenue Per
Available Seat Mile (cents) [a]	10.07	10.10	(0.3%)
Passenger Revenue Per
Available Seat Mile (cents) [a]	9.27	9.32	(0.5%)
Operating Cost per
Available Seat Mile (cents) [a]	10.92	10.60	3.0%
Operating Cost per Available
Seat Mile - Excluding (cents) [a]
(Note 1)	10.76	11.13	(3.3%)
Fuel Price Neutralized
Operating Cost per Available
Seat Mile - Excluding (cents) [a]
(Note 1)	10.45	11.13	(6.1%)
Passenger Load Factor (percent) [a]	73.66	71.93	1.7	3 pts.
Breakeven Passenger Load
Factor (percent) [a]	80.38	75.81	4.5	7 pts.
Breakeven Passenger Load Factor [a]
- Excluding (percent )(Note 1)	79.14	79.86	(0.7	2) pts.
Passengers Enplaned (thousands)	53,959	50,879	6.1%
Fuel Gallons Consumed (millions)	1,242	1,159	7.2%
Average Price Per Fuel Gallon,
net of hedging gains (cents)	100.02	81.67	22.5%
Number of Aircraft in Fleet,
End of Period	842	816	3.2%
Full-Time Equivalent Employees,
End of Period	70,300	69,800	0.7%

Mainline:
Revenue Psgr Miles (millions)	47,528	42,753	11.2%
Available Seat Miles (millions)	63,684	58,761	8.4%
Operating Cost per
Available Seat Mile (cents)	10.35	10.17	1.8%
Operating Cost per Available
Seat Mile - Excluding (cents) (Note 1)	10.17	10.64	(4.4%)
Fuel Price Neutralized
Operating Cost per Available
Seat Mile - Excluding (cents)
(Note 1)	9.86	10.64	(7.3%)
Number of Aircraft in Fleet,
End of Period	550	551	(0.2%)

(a) The 2004 and 2003 statistics above include our contract carrier arrangement with Atlantic Coast Airlines, Chautauqua Airlines, Inc., and SkyWest Airlines, Inc., for all periods presented.

SELECTED BALANCE SHEET DATA:
	June 30, 2004	December 31, 2003
	(unaudited)
(in millions)
Cash and cash equivalents	$1,966	$2,710
Restricted cash	296	236
Total assets	24,592	26,356
Total debt and capital leases,
including current maturities
and short-term	12,552	12,559
Total shareowners’ deficit	(2,952)	(659)

Note 1: The following tables show reconciliations of certain financial measures adjusted for the items shown below .

	Three Months Ended		Six Months Ended
	June30,		June30,
	2004	2003	2004	2003
(in millions)
Net (loss) income	$(1,963)	$184	$(2,346)	$(282)
Items excluded (2003 items net of tax)
Pension settlements	117	-	117	-
Deferred income tax asset reserve	1,534	-	1,534	-
Pension benefits for workforce
reductions	-	-	-	27
Loss on extinguishing of ESOP Notes	-	-	-	9
Appropriations Act reimbursements	-	(251)	-	(251)
Sale of Worldspan investments	-	(176)	-	(176)
Fair value adjustments of SFAS 133
derivatives	-	6	-	10
Total items excluded
(2003 items net of tax)	1,651	(421)	1,651	(381)
Net loss - excluding	$(312)	$(237)	$(695)	$(663)

Diluted (loss) earnings per share	$(15.79)	$1.46	$(18.95)	$(2.35)
Items excluded (2003 items net of tax)
Pension settlements	0.94	-	0.94	-
Deferred income tax asset reserve	12.30	-	12.34	-
Pension benefits for workforce
reductions	-	-	-	0.22
Loss of extinguishment of ESOP Note	-	-	-	0.07
Appropriations Act reimbursement	-	(2.03)	-	(2.03)
Sale of Worldspan investment	-	(1.42)	-	(1.42)
Fair value adjustments of SFAS 133
derivatives	-	0.04	-	0.07
Total items excluded
(2003 items net of tax)	13.24	(3.41)	13.28	(3.09)
Basic and diluted loss per share
- excluding	$(2.55)	$(1.95)	$(5.67)	$(5.44)

Note 1 (continued)

	Three Months Ended			Six Months Ended
	June30,			June30,
	2004	2003		2004	2003
(in millions)
Operating expenses	$4,202	$3,300		$8,119	$7,159
Items excluded:
Pension settlements	(117)	-		(117)	-
Appropriations Act reimbursements	-	398		-	398
Pension benefits for workforce
reductions	-	-		-	(43)
Total items excluded	(117)	398		(117)	355
Operating expenses - excluding	4,085	3,698		8,002	7,514

(in millions)
Mainline operating expenses	$3,426	$2,738		$6,591	$5,974
Items excluded:
Pension settlements	(117)	-		(117)	-
Appropriations Act reimbursements	-	319		-	319
Pension benefits for workforce
reductions	-	-		-	(43)
Total items excluded	(117)	319		(117)	276
Mainline operating expenses
- excluding	3,309	3,057		6,474	6,250
Less:
Fuel expense	(555)	(361)		(1,025)	(786)
Mainline operating expenses excluding
items above and fuel expense	$2,754	$2,696		$5,449	$5,464

Unit costs	10.88 ¢	9.92	¢	10.92 ¢	10.60 ¢
Items excluded:
Pension settlements	(0.30)	-		(0.16)	-
Appropriations Act reimbursements	-	1.20		-	0.59
Pension benefits for workforce
reductions	-	-		-	(0.06)
Total items excluded	(0.30)	1.20		(0.16)	0.53
Unit costs - excluding	10.58 ¢	11.12	¢	10.76 ¢	11.13 ¢

Mainline unit costs	10.32 ¢	9.56	¢	10.35 ¢	10.17 ¢
Items excluded:
Pension settlements	(0.35)	-		(0.18)	-
Appropriations Act reimbursements	-	1.12		-	0.54
Pension benefits for workforce
reductions	-	-		-	(0.07)
Total items excluded	(0.35)	1.12		(0.18)	0.47
Unit costs - excluding	9.97 ¢	10.68	¢	10.17 ¢	10.64 ¢

Breakeven load factor	81.66%	70.48%		80.38%	75.81%
Items excluded:
Pension settlements	(2.45)	-		(1.24)	-
Appropriations Act reimbursements	-	9.28		-	4.55
Pension benefits for workforce
reductions	-	-		-	(0.50)
Total items excluded	(2.45)	9.28		(1.24)	4.05
Breakeven load factor - excluding	79.21%	79.76%		79.14%	79.86%

Note 1 (continued)

	Three Months Ended	Six Months Ended
Fuel price neutralized unit costs	June 30,	June 30,
(in millions, except where noted)	2004	2004

Operating expenses - excluding	$4,085	$8,002
Less fuel expense	(669)	(1,243)
Plus current year fuel gallons
x prior year fuel price (1)(2)	488	1,015
Fuel price neutralized operating expenses
- excluding	3,904	7,774
ASMs	38,620	74,369
Fuel price neutralized unit costs
- excluding (cents)	10.11	10.45
vs. June 2003 quarter unit costs
- excluding (cents)	11.12	11.13
Change	(9.1%)	(6.1%)

Mainline fuel price neutralized unit cost
(in millions, except where noted)
Operating expenses	$3,426	$6,591
Items excluded:
Pension settlements	(117)	(117)
Operating expenses – excluding	3,309	6,474
Less fuel expense	(555)	(1,025)
Plus current year fuel gallons
X prior year fuel price (3)(4)	403	828
Fuel price neutralized operating expenses
– excluding	3,157	6,277
ASM’s	33,198	63,684
Fuel price neutralized unit costs
– excluding (cents)	9.51	9.86
vs. June 2003 quarter unit costs
– excluding (cents)	10.68	10.64
Change	(11.0%)	(7.3%)

	Three Months Ended
	June 30,
Capital Expenditures	2004
(in millions)
Cash used by investing activities – GAAP
Aircraft (including advanced deposits)	$(104)
Aircraft modifications and parts	(56)
Flight equipment additions	(160)
Ground property and equipment additions	(111)
Less:
Advanced deposits activity, net	24
Boston airport terminal project expenditures	45

Capital Expenditures	$(202)

(1)	639 million gallons x 76.29 cents/gallon for the three months ended June 30, 2004.
(2)	1,242 million gallons x 81.67 cents/gallon for the six months ended June 30, 2004.
(3)	542 million gallon x 74.49 cents/gallons for the three months ended June 30, 2004.
(4)	1,048 million gallons x 79.08 cents/gallons for the six month ended June 30, 2004.

ATTACHMENT B

July 19, 2004

Dear Investors and Analysts,

To make more efficient use of the time allocated for this afternoon’s conference call, we are providing variance information on our operating and non-operating expenses to assist you in analyzing Delta’s June 2004 quarterly results. This information is intended to supplement that provided in the conference call (scheduled for 2:00 p.m. ET today) and in the earnings release. Please see Note 1 to the Consolidated Statements of Operations for a reconciliation of certain financial measures including and excluding unusual items. June quarter revenue performance will be discussed in the conference call.

Please feel free to call me at 404-715-6679 if you have any questions. Thank you for your continued support of Delta Air Lines.

Gail Grimmett

Supplemental June 2004 Quarter Data

June 2004 Quarter vs. June 2003 Quarter

  Total operating expenses for the quarter increased $902 million to $4.2 billion due primarily to higher fuel costs in the current year period and government reimbursements under the Appropriations Act in the prior year period. Operating expenses, excluding a non-cash settlement charge in the June 2004 quarter related to our defined benefit pension plan for pilots and the government reimbursements in the June 2003 quarter, increased 10% to $4.1 billion on a 16% increase in capacity.

  Delta’s total unit costs increased 9.7% to 10.88 cents from 9.92 cents. Fuel price neutralized unit costs excluding the settlement charge and government reimbursements, decreased 9.1% to 10.11 cents from 11.12 cents. Mainline fuel price neutralized unit costs excluding the settlement charge and government reimbursements, decreased 11% to 9.51 cents from 10.68 cents.

  Salaries and related costs decreased 1%. This decline is primarily due to a decrease in benefit expenses resulting from our cost savings initiatives and lower Mainline headcount, offset by higher pension expense, contractual increases for pilots and growth at ASA and Comair.

  Aircraft fuel expense increased 54% due primarily to higher fuel prices and increased capacity. Delta’s average fuel price per gallon rose 37% to $1.05 driving $161 million of the increase.

  Contracted services increased 14% due primarily to increased international capacity, new contracts and technology projects.

  Contract carrier arrangements increased by $47 million. This is primarily due to growth from our contract carrier arrangement with Chautauqua Airlines.

  Other selling expenses increased 17% mainly due to increased advertising costs and higher credit card charges due to increased traffic.

  Passenger commissions expense increased 16% primarily due to higher incentive commissions.

  Passenger service increased 12% primarily due to increased traffic partially offset by lower expenses from our cost savings initiatives.

B-1

  Other expenses increased 16% primarily due to increases in miscellaneous taxes and traffic, partially offset by lower professional fees, supplies and communications costs.

Other Items
Aircraft Fleet

Our aircraft fleet, orders, options and rolling options at June 30, 2004 are summarized in the following table.
Options have scheduled delivery slots. Rolling options replace options and are assigned delivery slots as options expire or are exercised.

	Current Fleet
Aircraft Type	Owned	Leased	Total	Orders		Options	Rolling Options
B-737-200	6	46	52	-		-	-
B-737-300	-	26	26	-		-	-
B-737-800	71	-	71	61	(1)	60	223
B-757-200	77	44	121	-		20	34
B-767-200	15	-	15	-		-	-
B-767-300	4	24	28	-		-	-
B-767-300ER	51	8	59	-		10	7
B-767-400	21	-	21	-		23	-
B-777-200	8	-	8	5		18	7
MD-11	8	5	13	-		-	-
MD-88	63	57	120	-		-	-
MD-90	16	-	16	-		-	-
ATR-72	4	15	19	-		-	-
CRJ-100/200	106	123	229	32		133	-
CRJ-700	44	-	44	14		138	-
Total	494	348	842	112		402	271

(1) Includes 11 B-737-800 aircraft, which Delta has agreed to sell to a third party immediately after those aircraft are delivered to Delta by the manufacturer in 2005.

B-2